Exhibit 99.1

NEWS

INVESTOR CONTACT:         (818) 225-3550
David Bigelow or Lisa Riordan
MEDIA CONTACT: (800) 796-8448

COUNTRYWIDE REPORTS FEBRUARY 2007 OPERATIONAL RESULTS

CALABASAS, CA (March 12, 2007) — Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended February 28, 2007.  Key operational results included the following:

•                  Mortgage loan fundings for the month of February were $35 billion, an increase of 10 percent from February 2006.

—           Monthly purchase volume of $13 billion was down 7 percent from February 2006.

—           Home equity loan fundings declined 13 percent from February 2006 to $3.0 billion at February 2007.

—           Nonprime loan fundings for the month of February were $2.6 billion, as compared to $2.8 billion in February 2006.

—           On a consolidated basis, Countrywide funded $2.4 billion in pay-option loans during the month as compared to $6.0 billion in February 2006.  Year-to-date pay-option loan fundings totaled $5.1 billion, as compared to $12.9 billion for the same prior year period.

—           It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to equal 100 percent of total fundings.

•                  Average daily mortgage loan application activity in February 2007 was $3.0 billion, up 20 percent from February 2006.  The mortgage loan pipeline was $64 billion at February 28, 2007 as compared to $59 billion at February 28, 2006.

•                  The mortgage loan servicing portfolio continued to grow, totaling $1.33 trillion at February 28, 2007.  This is an increase of $195 billion, or 17 percent, from February 28, 2006.

•                  Banking Operations’ assets were $84 billion at February 28, 2007, which compares to $75 billion at February 28, 2006.

•                  Securities trading volume in the Capital Markets segment of $289 billion for February 2007 was down 1 percent when compared to the same month last year.

•                  Net earned premiums from the Insurance segment totaled $111 million, up 22 percent from February 2006.

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“February mortgage loan fundings were $35 billion, up 10 percent from the same period a year ago,” said David Sambol, President and Chief Operating Officer.  “Importantly, retail volume was up 11 percent year over year, demonstrating the positive impact from our retail salesforce growth initiatives.  In fact, Countrywide captured the #1 spot in retail originations for the fourth quarter of 2006 according to Inside Mortgage Finance.

“The nonprime lending industry is currently experiencing significant volatility and instability,” Sambol continued. “As a result, many nonprime competitors have recently exited the market and other lenders have suggested their continued viability is in question.  Aggressive industry underwriting guidelines and lower home price appreciation have resulted in increasing delinquencies and defaults.  Furthermore, as a result of investor concerns about nonprime loan performance, yield requirements have increased and secondary market liquidity has been reduced.  These factors will adversely impact residual valuations and gains on sale of nonprime loans until market conditions improve.

“In response to market factors, management has implemented changes to our origination policies to mitigate future exposure including further tightening of underwriting guidelines.  Nonprime fundings were only 7 percent of total mortgage loan fundings in February and recent nonprime application volumes have declined as a result of our recent policy changes. At December 31, 2006, our nonprime residuals amounted to $402 million, which represents 0.2 percent of the Company’s assets.

“Management views that the long term impact of the current nonprime market dynamics is positive for both the industry and Countrywide,” Sambol concluded.  “The industry should benefit from more rational underwriting and pricing as excess lending capacity is eliminated.  Countrywide is well positioned to take advantage of this market disruption due to its experience, operating controls, strong liquidity profile and relatively low exposure to nonprime.  Nonetheless, the Company may experience short term earnings volatility during this transition period.”

About Countrywide

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500.  Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

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This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments such as slower or negative home price appreciation; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; increases in the delinquency rates of borrowers; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES

OPERATING STATISTICS (1)

(Dollars in Millions)

	Month Ended		Year-to-Date
	February 28 2007	February 28 2006	February 28 2007	February 28 2006
LOAN PRODUCTION
Number of Working Days in the Period	19	19	40	39
Average Daily Mortgage Loan Applications	$3,009	$2,505	$2,910	$2,455
Mortgage Loan Pipeline (loans-in-process)	$63,945	$59,336
Commercial Real Estate Loan Pipeline (loans-in-process)	$2,381	$792

Loan Fundings (2):
Retail Lending	$11,955	$10,809	$24,602	$21,113
Wholesale Lending	6,874	7,159	14,029	14,300
Correspondent Lending	14,896	11,223	31,157	25,456
Capital Markets Purchases	566	1,746	875	2,701
Banking Operations Purchases (2)	278	393	1,019	544
Total Mortgage Loan Fundings	34,569	31,330	71,682	64,114
Commercial Real Estate Lending	693	268	1,347	503
Total Loan Fundings	$35,262	$31,598	$73,029	$64,617
Total Bank Mortgage Loan Fundings (3)	$13,669	$4,218	$29,189	$8,552
Loan Fundings in Units (2):
Retail Lending	67,241	72,924	137,453	141,997
Wholesale Lending	32,665	34,947	66,983	69,682
Correspondent Lending	73,413	55,858	153,608	126,907
Capital Markets Purchases	1,817	6,737	2,768	10,514
Banking Operations Purchases (2)	2,670	1,147	12,065	1,580
Total Mortgage Loan Fundings	177,806	171,613	372,877	350,680
Commercial Real Estate Lending	64	24	124	50
Total Loan Fundings	177,870	171,637	373,001	350,730
Total Bank Mortgage Loan Fundings (3)	78,823	31,854	169,999	63,909
Mortgage Loan Fundings (2)(4):
Purchase	$12,633	$13,620	$25,901	$28,069
Non-purchase	21,936	17,710	45,781	36,045
Total Mortgage Loan Fundings	$34,569	$31,330	$71,682	$64,114
Mortgage Loan Fundings by Product (2):
Government Fundings	$1,033	$816	$2,133	$1,672
ARM Fundings	$12,533	$16,068	$26,281	$33,054
Home Equity Fundings	$2,977	$3,411	$6,563	$6,887
Nonprime Fundings	$2,587	$2,845	$5,526	$5,887

MORTGAGE LOAN SERVICING (5)
Volume	$1,332,485	$1,137,344
Units	8,347,533	7,542,493
Subservicing Volume (6)	$16,455	$28,776
Subservicing Units	170,625	250,832
Prepayments in Full	$17,810	$14,463	$36,936	$28,011
Bulk Servicing Acquisitions	$6,136	$37	$7,239	$77
Portfolio Delinquency - CHL (7)	4.71%	4.29%
Foreclosures Pending - CHL (7)	0.70%	0.47%

LOAN CLOSING SERVICES (units)
Credit Reports	823,272	788,038	1,721,190	1,610,005
Flood Determinations	247,297	253,647	557,637	529,193
Appraisals	104,652	80,234	213,102	166,737
Automated Property Valuation Services	1,257,809	497,300	1,797,248	1,465,196
Other	23,599	15,718	49,355	31,584
Total Units	2,456,629	1,634,937	4,338,532	3,802,715

CAPITAL MARKETS
Securities Trading Volume (8)	$288,731	$292,307	$601,397	$607,165

BANKING
Banking Operations Assets (in billions)	$84	$75

INSURANCE
Net Premiums Earned:
Carrier	$89.1	$73.2	$179.8	$152.6
Reinsurance	21.6	17.4	42.4	34.4
Total Net Premiums Earned	$110.7	$90.6	$222.2	$187.0
Period-end Rates
10-Year U.S. Treasury Yield	4.56%	4.55%
FNMA 30-Year Fixed Rate MBS Coupon	5.72%	5.73%

(1) This data reflects current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company. All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company. Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2) During December 2006, the Company began reporting Banking Operations purchases from third parties. Prior months have been restated to reflect these purchases.

(3) These loans are either processed for Countrywide Bank by the Company’s Mortgage Banking production divisions or purchased from non-affiliates and are included in “Total Mortgage Loan Fundings” above. The amounts include loans funded for both investment purposes and for sale. The Company will report the amount of such loans subsequently sold on a quarterly basis.

(4) Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(5) Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(6) Subservicing volume for non-Countrywide entities.

(7) Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(8) Includes trades with Mortgage Banking Segment.